Exhibit 99.1 \

•		Investor Relations Contacts:
•	JDA Software Group, Inc.	Lawrence Delaney, Jr., The Berlin Group
•		Tel: 714-734-5000; larry@berlingroup.com
•	NEWS RELEASE	Kris Magnuson, Exec. VP/CFO
•		JDA Software Group, Inc; Tel: 480-308-3000

JDA Software Reports 102% Sequential Increase in Software Revenue;

Cash Flow From Operations Totals $12.9 Million in Second Quarter 2003

Scottsdale, Ariz. – July 21, 2003 – JDA® Software Group, Inc. today announced financial results for the second quarter ended June 30, 2003. JDA reported second quarter 2003 revenues of $53.0 million versus $41.3 million in first quarter 2003 and $57.6 million in second quarter 2002. In second quarter 2003 product revenues, which include software licenses and maintenance services, were $32.8 million, a 36% increase over first quarter 2003 and 2% ahead of the prior year quarter.

     JDA achieved $0.09 adjusted non-GAAP earnings per share for second quarter 2003, excluding amortization of acquired software technology and intangibles, relocation costs, and gain on sale of office facility, surpassing analysts’ consensus earnings estimate of $0.03 per share. JDA reported adjusted non-GAAP earnings per share of $0.18 in second quarter 2002. The company reported GAAP net income of $1.3 million, or $.05 per share, in second quarter 2003 compared with a GAAP net income of $2.7 million, or $0.09 per share, in second quarter 2002, and a GAAP net loss of $2.2 million, or $(0.08) per share, in first quarter 2003. Cash flow from operations increased to $12.9 million for second quarter 2003, a 155% increase over first quarter 2003 and 2% ahead of the same period in 2002.

     “JDA’s better-than-anticipated second quarter results can be attributed to strong top-line performance – particularly in software licenses – and disciplined financial controls,” said JDA CEO Jim Armstrong. “A key metric, DSOs, were 56 days in second quarter 2003, down significantly from 81 days last quarter and 100 days in the year-ago quarter.”

     “The Americas region, comprised of the U.S., Canada and Latin America, accounted for the bulk of the increase in sequential software license revenues in second quarter 2003. Software license revenues in the Americas totaled $11.1 million in second quarter 2003 compared with $4.6 million in first quarter 2003, an increase of 141% and represented the first year over year gain in license deals in this region in five quarters,” stated JDA President Hamish Brewer.

     “In addition, we closed four software license contracts each of $1 million or greater in second quarter 2003, which we regard as an important indication of increased willingness by our customers to invest in IT projects. Based on clients’ strong endorsement of the product direction for JDA Portfolio® at our annual user conference in May, coupled with early benefits starting to flow from our JDA Customer Value Program, we believe that our competitive position and business outlook are very positive,” added Brewer.

SECOND QUARTER 2003 HIGHLIGHTS

•	SALES: JDA closed $15.5 million in software licenses deals during the quarter, driven by 141% sequential and 28% year-over-year license revenue growth in the Americas region. Sales for Europe and Asia Pacific were down 54% over second quarter 2002 due primarily to business delays brought on by the SARS outbreak in Asia Pacific and continued weak economic conditions in Europe.

In terms of product lines, Portfolio Space Management™ solutions featuring the Intactix brand enjoyed a record quarter, with sales up 166% sequentially and 59% over second quarter 2002. Portfolio Advanced Replenishment™ solutions featuring the E3 brand also posted a strong quarter, with sales up 211% sequentially and 12% over second quarter 2002.

•	COLLABORATIVE MARKET: In June CVS Corporation and The Gillette Company won the 2003 VICS Collaborative Commerce Achievement Award for “Best in VICS CPFR® Implementation,” marking the third consecutive year that trading pairs relying on Portfolio Collaborative Solutions™ received this prestigious award. Nearly 160 trading partners worldwide are live and operational on this collaborative solution, up over 70% from second quarter 2002.

•	PRODUCT DEVELOPMENT: Increasing product development spending to $12.6 million in second quarter 2003, up 21% over prior year’s quarter, JDA heavily invested in both its current product line, including the market leading E3 branded products, as well as its next generation of Microsoft.Net products. In the quarter, JDA announced the commercial availability of its new thin-client store system, Portfolio POS™.

     At June 30, 2003, JDA had $114.3 million in cash and marketable securities compared with $101.9 million at December 31, 2002, an increase of 12%. The company had no long-term debt and $27.3 million in deferred revenue at June 30, 2003.

SIX-MONTH 2003 RESULTS

     For the six months ended June 30, 2003, total revenues were $94.2 million compared with $116.7 million for the same period in 2002. Product revenues were $56.9 million versus $64.8 million in 2002. JDA reported $0.06 adjusted non-GAAP earnings per share, excluding amortization of acquired software technology and intangibles, relocation costs, and gain on sale of office facility, versus $0.37 adjusted non-GAAP earnings per share for the six months ended June 30, 2002, excluding amortization of acquired software technology and intangibles, in-process research and development costs, and restructuring, asset disposition and other changes. JDA reported a GAAP net loss of $947,000, or $(0.03) per share compared with GAAP net income of $7.2 million, or $0.25 per share, for the same period in 2002. Cash flow from operations was $18.0 million for the first six months of 2003 versus $17.4 million for the same period in 2002.

CONFERENCE CALL INFORMATION

     JDA will hold a conference call discussing financial results for the second quarter and first half 2003 today at approximately 4:45 pm Eastern Time. To participate in the call, dial 1-800-921-9431 (United States) or 1-973-935-8505 (International) and ask the operator for the “JDA Second Quarter 2003 Earnings Conference Call.” A replay of the conference call will begin July 21, 2003 at 9:00 p.m. Eastern Time and will end on August 4, 2003 at 12:00 a.m. Eastern Time. Callers can hear the replay by dialing 1-877-519-4471 (United States) or 1-973-341-3080 (International) using Replay Pin Number 4018628.

ABOUT JDA SOFTWARE

     With more than 4,800 retail, manufacturing and wholesale clients in 60 countries, JDA Software Group, Inc. (Nasdaq:JDAS) is a global leader in delivering integrated software and professional services for the retail demand chain. By capitalizing on its market position and financial strength, JDA commits significant resources to advancing JDA Portfolio, its suite of merchandising, POS, analytic and collaborative solutions that improve revenues, efficiency and customer focus. Founded in 1985, JDA is headquartered in Scottsdale, Arizona and employs more than 1,300 associates operating from 32 offices in major cities throughout North America, South America, Europe, Asia and Australia. For more details, visit www.jda.com, call 1-800-479-RETAIL (7382) or email info@jda.com.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, Mr. Brewer’s statements that we regard the closure of four software license contracts each of $1 million or greater in second quarter 2003 as an important indication of increased willingness by our customers to invest in IT projects, and the belief that our competitive position and business outlook are very positive based upon our client’s strong endorsement of the product direction for JDA Portfolio® at our annual user conference and the early benefits starting to flow from our Customer Value Program, have forward-looking implications. The occurrence of future events may involve a number of risks and uncertainties, including but limited to: the risk to our operating results of ongoing uncertain economic conditions and the inherent unpredictability on a quarterly basis of retailers’ demand for our products and services; the risk that the CVP initiative will not result in expected benefits; and other risks detailed from time to time in the “Risks Factors” section of our filings with the Securities and Exchange Commission. As a result of these and other factors, actual results may differ materially from those predicted. We undertake no obligation to update information in this release. We also do not adopt or endorse any of the analysts’ reports that form the basis for the consensus earnings estimate referenced in the second paragraph of the press release.

     “JDA” and “JDA Portfolio” are trademarks or registered trademarks of JDA Software Group. Any trade, product or service name referenced in this document using the name “JDA” is a trademark and/or property of JDA Software Group. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders’.

JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	June 30,	December 31,
	2003	2002

CASH AND INVESTMENTS	$114,347	$101,855
ACCOUNTS RECEIVABLE, net	32,926	47,077
OTHER CURRENT ASSETS	24,093	25,322
PROPERTY AND EQUIPMENT, net	21,128	21,337
GOODWILL AND OTHER INTANGIBLES, net	117,402	116,436
PROMISSORY NOTE RECEIVABLE	2,948	3,017

Total assets	$312,844	$315,044

DEFERRED REVENUE	$27,270	$23,331
OTHER CURRENT LIABILITIES	24,355	29,977
DEFERRED TAX LIABILITY	2,944	4,980
STOCKHOLDERS’ EQUITY	258,275	256,766

Total liabilities and stockholders’ equity	$312,844	$315,054

JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

REVENUES:
Software licenses	$15,529	$18,286	$23,232	$37,819
Maintenance services	17,258	14,008	33,702	27,024

Product revenues	32,787	32,294	56,934	64,843
Consulting services	18,357	23,172	33,958	47,743
Reimbursed expenses	1,821	2,118	3,328	4,148

Service revenues	20,178	25,290	37,286	51,891
Total revenues	52,965	57,584	94,220	116,734

COST OF REVENUES:
Cost of software licenses	182	713	423	1,124
Amortization of acquired software technology	1,101	1,072	2,170	2,109
Cost of maintenance services	4,372	3,450	8,288	6,848

Cost of product revenues	5,655	5,235	10,881	10,081
Cost of consulting services	14,119	14,769	28,179	32,599
Reimbursed expenses	1,821	2,118	3,328	4,148

Cost of service revenues	15,940	16,887	31,507	36,747
Total cost of revenues	21,595	22,122	42,388	46,828

GROSS PROFIT	31,370	35,462	51,832	69,906
OPERATING EXPENSES:
Product development	12,608	10,404	22,788	20,805
Sales and marketing	10,217	11,265	17,784	20,655
General and administrative	6,267	7,258	11,576	14,735
Amortization of intangibles	732	712	1,444	1,426
Relocation costs to consolidate development and client support activities	578	—	1,260	—
Purchased in-process research and development	—	800	—	800
Restructuring, asset disposition and other charges	—	1,295	—	1,295

Total operating expenses	30,402	31,734	54,852	59,716

OPERATING INCOME (LOSS)	968	3,728	(3,020)	10,190
Gain on sale of office facility	639	—	639	—
Other income, net	379	421	924	1,002

Total other income	1,018	421	1,563	1,002

INCOME (LOSS) BEFORE INCOME TAXES	1,986	4,149	(1,457)	11,192
Income tax provision (benefit)	695	1,472	(510)	3,970

NET INCOME (LOSS)	$1,291	$2,677	$(947)	$7,222

BASIC EARNINGS (LOSS) PER SHARE	$.05	$.10	$(.03)	$.26

DILUTED EARNINGS (LOSS) PER SHARE	$.05	$.09	$(.03)	$.25

SHARES USED TO COMPUTE:
Basic earnings (loss) per share	28,506	28,071	28,479	27,729

Diluted earnings(loss) per share	28,659	29,437	28,479	29,180

JDA SOFTWARE GROUP, INC.
NON-GAAP MEASURES OF PERFORMANCE
(in thousands, except share data, unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2003	2002	2003	2002

NON-GAAP OPERATING INCOME (LOSS)
Operating income (loss) (GAAP BASIS)	$968	$3,728	$(3,020)	$10,190
Adjustments for non-GAAP measures of performance:
Add back amortization of acquired software technology	1,101	1,072	2,170	2,109
Add back amortization of intangibles	732	712	1,444	1,426
Add back relocation costs to consolidate development and client support activities	578	—	1,260	—
Add back in-process research and development costs	—	800	—	800
Add back restructuring, asset disposition and other charges	—	1,295	—	1,295

Adjusted non-GAAP operating income (loss)	$3,379	$7,607	$1,854	$15,820

NON-GAAP OPERATING INCOME (LOSS), as a percentage of revenue
Operating income (loss) (GAAP BASIS)	2%	6%	(3%)	9%
Adjustments for non-GAAP measures of performance:
Amortization of acquired software technology	2%	2%	2%	2%
Amortization of intangibles	1%	1%	2%	1%
Relocation costs to consolidate development and client support activities	1%	—	1%	—
In-process research and development costs	—	1%	—	1%
Restructuring, asset disposition and other charges	—	2%	—	1%
Adjusted non-GAAP operating income (loss)	6%	13%	2%	14%
NON-GAAP EARNINGS (LOSS) PER SHARE
Diluted earnings (loss) per share (GAAP BASIS)	$.05	$.09	$(.03)	$.25
Adjustments for non-GAAP measures of performance, net of tax:
Add back amortization of acquired software technology	$.02	$.02	$.05	$.05
Add back amortization of intangibles	$.02	$.02	$.03	$.03
Add back relocation costs to consolidate development and client support activities	$.01	—	$.03	—
Add back in-process research and development costs	—	$.02	—	$.02
Add back restructuring, asset disposition and other charges	—	$.03	—	$.03
Add back gain on sale of office facility	$(.01)	—	$(.01)	—

Adjusted non-GAAP earnings per share	$.09	$.18	$.06	$.37

CASH FLOW INFORMATION
Net cash provided by operating activities	$12,932	$12,703	$17,995	$17,430
Net cash provided by (used in) investing activities	2,733	(15,842)	(6,273)	(25,194)
Net cash provided by financing activities	128	2,384	1,618	14,064